Exhibit 99.1

December 20, 2011

Members of HLBE:

As we approach year end, I would like to provide you with an update of major accomplishments for Heron Lake BioEnergy for calendar year 2011.  The Company has mitigated two major hurdles that have been ongoing concerns relative to our posted SEC filings including refinancing our debt with our lender AgStar, and conversion of the plant to natural gas, which in turn, negated our requirement for mercury abatement upgrades to our boiler under our existing air permit.

In March 2011, AgriNatural Gas, LLC, owned by our subsidiary, Heron Lake Pipeline Company and Rural Energy Solutions, was formed to own and operate a 15.7 mile pipeline to bring natural gas to the plant from Northern Border.  HLBE is 73% owner of the pipeline and its associated delivery of natural gas to the plant.  This pipeline project was started on July 18th and completed on November 1st with delivery of natural gas to the plant.

The natural gas conversion to the coal boiler and the addition of a steam separator was completed in a three week shutdown that commenced on October 15th and was completed on November 5th.  This conversion has enabled the plant to maximize its production capacity and in turn, produce an additional 300,000 gallons per month.  This conversion has also reduced our electrical power requirements with less horsepower required to operate the boiler.  These savings will be captured in lower utility bills on a monthly basis, and also qualifies HLBE for an energy savings rebate from Alliant Energy, our electrical supplier.

Just prior to natural gas conversion, HLBE switched the plant over to ZLD (Zero Liquid Discharge) of process water to the environment.  It has decreased our water usage by 50% and reduced our chemical usage.

Heron Lake BioEnergy renegotiated our long term debt with AgStar with new five year terms and had all past covenant defaults waived.  This will also allow HLBE to move the existing debt from short term liabilities to long term liabilities on our balance sheet.  Our restructure also has brought the opportunity to be able to install corn oil extraction in the plant in the near future.  Corn oil extraction provides another revenue stream to the company, and will provide the plant with additional options to potentially increase our production by reduction of drying the removed oil thru our steam tube dryers which today are running at capacity.

We hope to have the corn oil system installed and operational by February 1st.  The outside concrete infrastructure and containment has been installed prior to the onset of frost and the corn oil tank has been delivered and installed in the containment.  At the present time, HLBE is researching corn oil contracts with various end users.

In August, HLBE signed a two year contract with Gavilon LLC, the third largest grain company in the United States.  Under this agreement, Gavilon provides the balance sheet for ownership of the bushels originated by HLBE for the plant grind and also covers the futures market position (hedging) of those bushels.  It allows HLBE to have existing cash corn bids out for 12 months in the future to lock corn needs and gives producers an opportunity to market further into the future to meet their needs.  HLBE buys back these bushels at the hammer mill in the plant.  In addition to the corn contract, HLBE signed contracts for the marketing of both our distillers and ethanol for the same two year commitment.

If you have an interest in being a member of the Board of Governors, please submit your interest to the Company prior to December 31, 2011.  Your submittal will be reviewed by our Nomination and Governance Committee for recommendation to the list of candidates for the Board of Governors.  At the March 2012 Annual Meeting, three Governors will be up for election.  The present Board is comprised of nine Governors, of which four members are appointed by Project Viking per their ownership in HLBE.  These four members are appointed and are not up for election at the Annual Meeting.  The other five members of the Board are elected with three of the five positions up for election in March 2012.   Please remember the December 31, 2011 deadline.

The fiscal year ended October 31, 2011.  The fourth quarter financials are being audited at this time, with filing to the SEC by the end of January, 2012.  HLBE has had a very busy year in 2011 with major accomplishments on the plant operations side.  Thanks to all of you for your continued support and commitment in the Company.  We hope for a prosperous fiscal 2012.

Happy Holidays,

/s/ Robert J. Ferguson
Robert J. Ferguson, CEO
Heron Lake BioEnergy, LLC

WARNING REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this letter, including the documents that we incorporate by reference herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend” and “plan” and future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to those set forth in our SEC filings and Annual Report on Form 10-K under the heading “Risk Factors.”

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to update the reasons why actual results could differ from those stated in the forward looking statements. You should not place undue reliance on these statements and you should understand that it is not possible to predict or identify all such risks and uncertainties. Consequently, you should not consider the risks and uncertainties described in or incorporated by reference in our SEC filings or Annual Report on Form 10-K under the section entitled “Risk Factors” be a complete discussion of all potential risks and uncertainties associated with an investment in us or in the Units.